Addendum No. 4 to the Lease Agreement from 01/28/2011 between

4-Antibody AG, Hochbergerstr. 60C, 4057 Basel
(Sublessee)

and

Technologie Park Basel AG, Hochbergerstr. 60C, 4057 Basel
(Principal Lessee)

The parties mentioned above agree as follows with regard to the maintenance of air-conditioners in the rooms rented by 4-Antibody AG and concerning the provision of the autoclave and ice machine to other tenants of Technologie Park Basel:

1.
The autoclave and the ice machine can be installed in Room C3_67 and used in agreement with 4-Antibody AG by all tenants of the Technologie Park (as of May 2013) within regular scope. 4-Antibody AG may charge them for the operating costs.

2.
The responsibility for the autoclave and the ice machine lies with 4-Antibody AG. For example, the costs of maintenance and repairs of these devices shall be covered by 4-Antibody AG. However, if one of these devices breaks and cannot be repaired anymore, 4-Antibody AG is not obliged to purchase a new device.

3.	The air-conditioners in Rooms C3_23, C3_25, C3_31 belong to 4-Antibody AG. The costs of repair, replacement, or the costs resulting from the breakdown of these devices shall be borne by 4-Antibody AG.

4.
In return for 4-Antibody AG providing the autoclave and ice machines at the disposal of the other lab tenants, TPB AG shall assume the costs of regular maintenance of the air-conditioners in these rooms. (As of May 2013, this is performed by Johnson Controls)

4-Antibody AG	Technologie Park Basel AG
Basel, on [hw:] 06/06/2013	Basel, on [hw:] 06/24/2013
[signature] Dr. Robert Burns Chief Executive Officer	[signature] Samuel Hess VR1
[signature] Melanie Princip Group Head of HR	[signature] Nina Ryser VR2